Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Jennifer Casey, Media 212.969.1157 jennifer.casey@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FOURTH QUARTER RESULTS
GAAP Diluted Net Income of $0.84 per Unit
Adjusted Diluted Net Income of $0.85 per Unit
Cash Distribution of $0.85 per Unit

New York, NY, February 12, 2020 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter and year ended December 31, 2019.
"Our global platform experienced broad-based growth during 2019, demonstrating strong progress in executing on our growth strategy,” said Seth P. Bernstein, President and CEO of AllianceBernstein. "Active organic growth of 6.5% reflected strength across our global fixed income, equity and alternative platforms. Combined with strong markets, AUM of $623 billion grew 21% from the prior year, while our fee rate remained essentially flat. Investments to revitalize our active equities platform and diversify our global business have produced distinguished results and position the firm to sustain our momentum.”

(US $ Thousands except per Unit amounts)	4Q 2019	4Q 2018	% Change	2019	2018	% Change

U.S. GAAP Financial Measures
Net revenues	$987,304	$804,660	22.7%	$3,518,432	$3,367,361	4.5%
Operating income	$268,283	$199,359	34.6%	$823,437	$825,314	(0.2%)
Operating margin	26.4%	25.0%	140 bps	22.6%	23.9%	(130 bps)
AB Holding Diluted EPU	$0.84	$0.63	33.3%	$2.49	$2.50	(0.4%)

Adjusted Financial Measures (1)
Net revenues	$817,457	$696,418	17.4%	$2,916,615	$2,925,604	(0.3%)
Operating income	$263,974	$204,227	29.3%	$802,444	$852,059	(5.8%)
Operating margin	32.3%	29.3%	300 bps	27.5%	29.1%	(160 bps)
AB Holding Diluted EPU	$0.85	$0.64	32.8%	$2.52	$2.67	(5.6%)
AB Holding cash distribution per Unit	$0.85	$0.64	32.8%	$2.53	$2.68	(5.6%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$622.9	$516.4	20.6%	$622.9	$516.4	20.6%
Average AUM	$606.8	$532.5	14.0%	$574.2	$544.2	5.5%

(1) The adjusted financial measures represent non-GAAP financial measures. See page 15 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 16-17 for notes describing the adjustments.

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Bernstein continued: "Our commitment to delivering differentiated return streams to our clients has led to consistent results in both investment performance and flows. In Retail, we drove record full-year gross sales of $75 billion, which was $19 billion or 34% above our historic high, resulting in active net inflows of $27 billion, or 20% organic growth. During 2019, 33 AB funds across asset classes each had more than $100 million in net inflows. In Institutional, active equity gross sales of $9.2 billion were our highest since 2008 with net inflows of $2.9 billion, or 9% organic growth. Our $15.1 billion institutional pipeline at year-end grew 56% from the prior year, reflecting strength across asset classes.
Bernstein concluded: "2019 was in many ways an exemplary year for our firm, furthered by the simultaneous transition of our core operations to our new Nashville, TN headquarters. While to-date markets have remained constructive, we remain committed to optimizing our platform for all environments. Through investing in select growth opportunities, attracting and retaining top talent, and focusing on our clients’ evolving needs, we are confident that our strategy will deliver continued success.”
The firm’s cash distribution per Unit of $0.85 is payable on March 5, 2020, to holders of record of AB Holding Units at the close of business on February 24, 2020.
Market Performance
US and global equity and fixed income markets generated positive total returns for the fourth quarter and for the full year of 2019. The S&P 500’s total return was 9.1% in the fourth quarter and the MSCI EAFE Index’s total return was 8.2%. For the full year, the S&P 500 returned 31.5% and the MSCI EAFE returned 22.7%. The Bloomberg Barclays US Aggregate Index returned 0.2% during the fourth quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was 0.7%. For the full year, the Bloomberg Barclays US Aggregate Index’s total return was 8.7% and the Bloomberg Barclays US Aggregate ex US Index returned 5.1%.

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Assets Under Management ($ Billions)
Total assets under management as of December 31, 2019 were $622.9 billion, up $30.5 billion, or 5%, from September 30, 2019, and up $106.5 billion, or 21%, from December 31, 2018.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 12/31/19	$282.7	$239.2	$101.0	$622.9
Net Flows for Three Months Ended 12/31/19:
Active	$2.1	$6.2	$(0.2)	$8.1
Passive	(0.7)	(1.0)	0.1	(1.6)
Total	$1.4	$5.2	$(0.1)	$6.5

Net Flows for Twelve Months Ended 12/31/19:
Active	$3.8	$27.2	$(1.3)	$29.7
Passive	(1.4)	(3.4)	0.3	(4.5)
Total	$2.4	$23.8	$(1.0)	$25.2

Total net inflows were $6.5 billion in the fourth quarter, versus net inflows of $8.1 billion in the third quarter, and net inflows of $0.8 billion in the prior year period. Total net inflows were $25.2 billion for the full year of 2019, versus net outflows of $8.1 billion in the prior year.
Institutional channel fourth quarter net inflows of $1.4 billion compared to net inflows of $1.5 billion in the third quarter. Institutional gross sales of $5.4 billion increased 86% sequentially from $2.9 billion. Full year 2019 net inflows of $2.4 billion compared to net outflows of $10.0 billion in the prior year. Full year 2019 gross sales of $17.1 billion decreased 34% from $26.1 billion in the prior year, which included $10.1 billion of low-fee Customized Retirement Strategies fundings. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $15.1 billion at December 31, 2019 from $11.6 billion at September 30, 2019.
Retail channel fourth quarter net inflows of $5.2 billion compared to net inflows of $7.4 billion in the third quarter. Retail gross sales of $18.9 billion decreased 10% sequentially from $21.1 billion. Full year 2019 net inflows of $23.8 billion compared to zero net flows in the prior year. Full year 2019 gross sales of $75.3 billion increased 39% from $54.2 billion in the prior year.
Private Wealth channel fourth quarter net outflows of $0.1 billion compared to net outflows of $0.8 billion in the third quarter. Private Wealth gross sales of $2.7 billion increased 17% sequentially from $2.3 billion. Full year 2019 net outflows of $1.0 billion compared to net inflows of $1.9 billion in the prior year. Full year 2019 gross sales of $11.3 billion decreased 16% from $13.5 billion in the prior year.
AXA has notified us of their intent to terminate approximately $14 billion of fixed income investment mandates during the first half of 2020. The revenue we earn from the management of these assets is not significant.

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Fourth Quarter and Full Year Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Fourth quarter 2019 net revenues of $987 million increased 23% from the fourth quarter of 2018. Higher investment advisory base fees, performance-based fees, investment gains compared to investment losses in the prior year period and higher distribution revenues drove the increase.
Full year 2019 net revenues of $3.5 billion increased 4% from $3.4 billion in 2018. Higher investment advisory base fees, distribution revenues and investment gains were partially offset by lower Bernstein Research revenues and performance-based fees.
Fourth quarter 2019 Bernstein Research revenues decreased 5% from the prior year period and full year Bernstein Research revenues decreased 7% due to lower global client activity and trading commissions, partially offset by the inclusion of revenues from the Autonomous acquisition.
Expenses
Fourth quarter 2019 operating expenses of $719 million increased 19% from the fourth quarter of 2018. Total employee compensation and benefits, promotion and servicing and general and administrative (“G&A”) expenses were all higher. Employee compensation and benefit expense increased due primarily to higher incentive compensation and base compensation. Promotion and servicing expense increased due to higher distribution related payments, partially offset by lower marketing expense. Within G&A, higher portfolio servicing fees, increased technology costs, occupancy expense, an intangible asset impairment charge and an unfavorable foreign exchange impact, were partially offset by lower professional fees. In addition, during the fourth quarter of 2019, we recorded an intangible asset impairment charge of $3.1 million and a change in our contingent payment liability of $3.1 million, both relating to our 2016 acquisition.
Full year 2019 operating expenses of $2.7 billion increased 6% from $2.5 billion in 2018. Total employee compensation and benefits, promotion and servicing expenses and G&A expense were all higher. Employee compensation and benefits expense increased due to higher base compensation, incentive compensation and fringes, partially offset by lower commissions. Promotion and servicing expense increased due to higher distribution related payments and travel and entertainment, partially offset by lower amortization of deferred sales commissions, trade execution costs and marketing expense. Within G&A, the increase is due primarily to higher portfolio servicing fees, increased technology costs, professional fees and occupancy expense. In addition, during the fourth quarter of 2019, we recorded an intangible asset impairment charge of $3.1 million and a change in our contingent payment liability of $3.1 million, both relating to our 2016 acquisition.
Operating Income and Net Income Per Unit
Fourth quarter 2019 operating income of $268 million increased 35% from $199 million in the fourth quarter of 2018 and operating margin of 26.4% increased 140 basis points from 25.0% in the fourth quarter of 2018. Full year 2019 operating income of $823 million decreased from $825 million in 2018, and operating margin of 22.6% decreased 130 basis points from 23.9% in 2018.
Fourth quarter 2019 diluted net income per Unit was $0.84 as compared to $0.63 in the fourth quarter of 2018. Full year 2019 diluted net income per Unit was $2.49 as compared to $2.50 in 2018.

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Non-GAAP Earnings
This section discusses our fourth quarter and full year 2019 non-GAAP financial results, compared to the fourth quarter and full year 2018 financial results. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Fourth quarter 2019 adjusted net revenues of $817 million increased 17% from the fourth quarter of 2018. Higher investment advisory base fees, performance-based fees and investment gains versus investment losses in the prior year period, were partially offset by higher net distribution expense and lower Bernstein Research revenues.
Full year 2019 adjusted net revenues of $2.9 billion were essentially flat from 2018. Lower performance-based fees, Bernstein Research revenues and higher net distribution expense were partially offset by higher investment advisory base fees, investment gains versus investment losses in the prior year and higher net dividend and interest income.
Expenses
Fourth quarter 2019 adjusted operating expenses of $553 million were up 12% from the fourth quarter of 2018. Higher total employee compensation and benefits and G&A expenses were partially offset by lower promotion and servicing expense. Employee compensation and benefits expense increased due to higher incentive compensation and base compensation. Within G&A, the increase was driven by higher technology costs, higher occupancy expense and an unfavorable foreign exchange impact. Promotion and servicing expense decreased due to lower marketing expense.
Full year 2019 adjusted operating expenses of $2.1 billion increased 2% from 2018. Higher G&A expense and employee compensation and benefits were partially offset by lower promotion and servicing expenses. Within G&A, the increase was driven by higher technology costs, occupancy expense and professional fees. Employee compensation and benefits expense increased due to higher base compensation and fringes, partially offset by lower incentive compensation and commissions. Promotion and servicing expense decreased due to lower trade execution costs, marketing expense and transfer fees, partially offset by higher travel and entertainment expense.
Operating Income, Margin and Net Income Per Unit
Fourth quarter 2019 adjusted operating income of $264 million increased 29% from $204 million in the fourth quarter of 2018. Adjusted operating margin of 32.3% increased 300 basis points from 29.3%.
Full year 2019 adjusted operating income of $802 million decreased 6% from $852 million in 2018. Adjusted operating margin of 27.5% decreased 160 basis points from 29.1%.
Fourth quarter 2019 adjusted diluted net income per Unit of $0.85 was up from $0.64 in the fourth quarter of 2018. Full year adjusted diluted net income per Unit of $2.52 was down from $2.67 in 2018.

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Headcount
As of December 31, 2019, we had 3,811 employees, compared to 3,641 employees as of December 31, 2018 and 3,778 as of September 30, 2019.
Unit Repurchases
During the fourth quarter and full year of 2019, we purchased 3.1 million and 6.0 million AB Holding Units for $90.5 million and $172.6 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 0.5 million and 2.9 million AB Holding Units for $13.8 million and $82.7 million, respectively, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.
Fourth Quarter 2019 Earnings Conference Call Information
Management will review Fourth Quarter 2019 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Wednesday, February 12, 2020. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 4325968.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Fourth Quarter 2019 financial and operating results on February 12, 2020.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 4325968.
Availability of 2019 Form 10-K
Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2019 in either electronic format or hard copy on www.alliancebernstein.com:

•
Download Electronic Copy: Unitholders can download an electronic version of the report by visiting the “Investor & Media Relations” page of our website at www.alliancebernstein.com/investorrelations and clicking on the “Reports & SEC Filings” section.

•
Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge. Unitholders with internet access can follow the above instructions to order a hard copy electronically. Unitholders without internet access, or who would prefer to order by phone, can call 212-969-2416.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2019. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.

•
The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2019.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2019, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 36.0% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 64.8% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	4Q 2019	4Q 2018	% Change

GAAP revenues:
Base fees	$626,357	$544,484	15.0%
Performance fees	76,344	35,440	115.4%
Bernstein research services	109,671	115,240	(4.8%)
Distribution revenues	127,553	100,952	26.4%
Dividends and interest	24,539	26,875	(8.7%)
Investments gains (losses)	7,541	(24,207)	n/m
Other revenues	26,061	22,128	17.8%
Total revenues	998,066	820,912	21.6%
Less: interest expense	10,762	16,252	(33.8%)
Total net revenues	987,304	804,660	22.7%

GAAP operating expenses:
Employee compensation and benefits	377,951	319,297	18.4%
Promotion and servicing
Distribution-related payments	137,992	104,359	32.2%
Amortization of deferred sales commissions	4,681	3,981	17.6%
Trade execution, marketing, T&E and other	58,848	58,535	0.5%
General and administrative
General & administrative	129,666	111,401	16.4%
Real estate charges	2,623	670	n/m
Contingent payment arrangements	(2,222)	(2,376)	(6.5%)
Interest on borrowings	2,259	2,407	(6.1%)
Amortization of intangible assets	7,223	7,027	2.8%
Total operating expenses	719,021	605,301	18.8%

Operating income	268,283	199,359	34.6%

Income taxes	11,795	13,033	(9.5%)

Net income	256,488	186,326	37.7%

Net income (loss) of consolidated entities attributable to non-controlling interests	7,623	(1,727)	n/m

Net income attributable to AB Unitholders	$248,865	$188,053	32.3%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	4Q 2019	4Q 2018	% Change

Equity in Net Income Attributable to AB Unitholders	$87,909	$66,759	31.7%
Income Taxes	7,887	6,879	14.7%
Net Income	80,022	59,880	33.6%

Additional Equity in Earnings of Operating Partnership (1)	19	71	(73.2%)
Net Income - Diluted	$80,041	$59,951	33.5%
Diluted Net Income per Unit	$0.84	$0.63	33.3%
Distribution per Unit	$0.85	$0.64	32.8%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	4Q 2019	4Q 2018	% Change
AB L.P.
Period-end	270,380,314	268,850,276	0.6%
Weighted average - basic	267,909,846	267,611,568	0.1%
Weighted average - diluted	267,943,122	267,771,111	0.1%
AB Holding L.P.
Period-end	98,192,098	96,658,278	1.6%
Weighted average - basic	95,719,226	95,418,778	0.3%
Weighted average - diluted	95,752,502	95,578,321	0.2%

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)

(US $ Thousands)	2019	2018	% Change
GAAP revenues:
Base fees	$2,372,429	$2,244,068	5.7%
Performance fees	99,615	118,143	(15.7)%
Bernstein research services	407,911	439,432	(7.2)%
Distribution revenues	455,043	418,562	8.7%
Dividends and interest	104,421	98,226	6.3%
Investments gains (losses)	38,659	2,653	n/m
Other revenues	97,559	98,676	(1.1)%
Total revenues	3,575,637	3,419,760	4.6%
Less: interest expense	57,205	52,399	9.2%
Total net revenues	3,518,432	3,367,361	4.5%

GAAP operating expenses:
Employee compensation and benefits	1,442,783	1,378,811	4.6%
Promotion and servicing
Distribution-related payments	487,965	427,186	14.2%
Amortization of deferred sales commissions	15,029	21,343	(29.6)%
Trade execution, marketing, T&E and other	219,860	222,630	(1.2)%
General and administrative
General & administrative	484,750	448,996	8.0%
Real estate charges	3,324	7,160	(53.6)%
Contingent payment arrangements	(510)	(2,219)	(77.0)%
Interest on borrowings	13,035	10,359	25.8%
Amortization of intangible assets	28,759	27,781	3.5%
Total operating expenses	2,694,995	2,542,047	6.0%

Operating income	823,437	825,314	(0.2)%

Income taxes	41,754	45,816	(8.9)%

Net income	781,683	779,498	0.3%

Net income of consolidated entities attributable to non-controlling interests	29,641	21,910	35.3%

Net income attributable to AB Unitholders	$752,042	$757,588	(0.7)%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	2019	2018	% Change
Equity in Net Income Attributable to AB Unitholders	$266,292	$270,647	(1.6)%
Income Taxes	27,729	28,250	(1.8)%
Net Income	238,563	242,397	(1.6)%

Additional Equity in Earnings of Operating Partnership (1)	79	447	(82.3)%
Net Income - Diluted	$238,642	$242,844	(1.7)%
Diluted Net Income per Unit	$2.49	$2.50	(0.4)%
Distribution per Unit	$2.53	$2.68	(5.6)%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2019	2018	% Change
AB L.P.
Period-end	270,380,314	268,850,276	0.6%
Weighted average - basic	268,074,947	269,235,699	(0.4)%
Weighted average - diluted	268,119,213	269,486,879	(0.5)%
AB Holding L.P.
Period-end	98,192,098	96,658,278	1.6%
Weighted average - basic	95,883,604	97,040,797	(1.2)%
Weighted average - diluted	95,927,870	97,291,977	(1.4)%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2019
($ Billions)
Ending and Average	Three Months Ended
	12/31/19	9/30/19
Ending Assets Under Management	$622.9	$592.4
Average Assets Under Management	$606.8	$586.3

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$272.9	$222.5	$97.0	$592.4
Sales/New accounts	5.4	18.9	2.7	27.0
Redemption/Terminations	(1.3)	(11.6)	(2.7)	(15.6)
Net Cash Flows	(2.7)	(2.1)	(0.1)	(4.9)
Net Flows	1.4	5.2	(0.1)	6.5
Investment Performance	8.4	11.5	4.1	24.0
End of Period	$282.7	$239.2	$101.0	$622.9

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$159.9	$56.8	$252.9	$45.8	$9.4	$67.6	$592.4
Sales/New accounts	10.9	0.3	12.2	2.4	—	1.2	27.0
Redemption/Terminations	(6.3)	(0.2)	(7.0)	(1.4)	(0.1)	(0.6)	(15.6)
Net Cash Flows	(1.3)	(1.7)	(2.0)	—	(0.1)	0.2	(4.9)
Net Flows	3.3	(1.6)	3.2	1.0	(0.2)	0.8	6.5
Investment Performance	14.0	4.9	2.2	0.3	0.1	2.5	24.0
End of Period	$177.2	$60.1	$258.3	$47.1	$9.3	$70.9	$622.9

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$3.3	$(1.6)	$1.7
Fixed Income	4.2	(0.2)	4.0
Other (2)	0.6	0.2	0.8
Total	$8.1	$(1.6)	$6.5

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2019
($ Billions)
Ending and Average	Twelve Months Ended
	12/31/19	12/31/18
Ending Assets Under Management	$622.9	$516.4
Average Assets Under Management	$574.2	$544.2

Twelve-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$246.3	$180.8	$89.3	$516.4
Sales/New accounts	17.1	75.3	11.3	103.7
Redemption/Terminations	(12.0)	(44.0)	(12.4)	(68.4)
Net Cash Flows	(2.7)	(7.5)	0.1	(10.1)
Net Flows	2.4	23.8	(1.0)	25.2
Transfers	—	0.1	(0.1)	—
Adjustments(3)	—	—	(0.9)	(0.9)
Investment Performance	34.0	34.5	13.7	82.2
End of Period	$282.7	$239.2	$101.0	$622.9

Twelve-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$136.2	$50.2	$219.7	$41.7	$9.4	$59.2	$516.4
Sales/New accounts	34.7	0.5	53.0	10.0	0.1	5.4	103.7
Redemption/Terminations	(26.4)	(0.8)	(31.5)	(6.8)	(0.4)	(2.5)	(68.4)
Net Cash Flows	(4.3)	(3.8)	(2.8)	(0.2)	(0.6)	1.6	(10.1)
Net Flows	4.0	(4.1)	18.7	3.0	(0.9)	4.5	25.2
Adjustments(3)	—	—	(0.4)	(0.5)	—	—	(0.9)
Investment Performance	37.0	14.0	20.3	2.9	0.8	7.2	82.2
End of Period	$177.2	$60.1	$258.3	$47.1	$9.3	$70.9	$622.9

Twelve-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$4.0	$(4.1)	$(0.1)
Fixed Income	21.7	(0.9)	$20.8
Other (2)	4.0	0.5	$4.5
Total	$29.7	$(4.5)	$25.2

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.
(3) Approximately $900 million of non-investment management fee earning taxable and tax-exempt money market assets were removed from assets under management during the second quarter of 2019.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$179.1	$127.9	$98.8	$405.8
Non-U.S. Clients	103.6	111.3	2.2	217.1
Total	$282.7	$239.2	$101.0	$622.9

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended					Twelve Months Ended
(US $ Thousands, unaudited)	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018	2019	2018

Net Revenues, GAAP basis	$987,304	$877,867	$857,799	$795,462	$804,660	$3,518,432	$3,367,361
Exclude:
Impact of adoption of revenue recognition standard ASC 606	—	—	—	—	—	—	77,844
Distribution-related payments	(137,992)	(127,726)	(116,254)	(105,993)	(104,359)	(487,965)	(427,186)
Amortization of deferred sales commissions	(4,681)	(3,605)	(3,241)	(3,502)	(3,981)	(15,029)	(21,343)
Pass-through fees & expenses	(16,153)	(14,690)	(13,516)	(12,481)	(9,039)	(56,840)	(40,219)
Impact of consolidated company-sponsored funds	(8,567)	(4,820)	(8,697)	(10,959)	931	(33,044)	(38,142)
Long-term incentive compensation-related investment losses (gains)	(1,457)	(189)	(1,389)	(4,496)	7,104	(7,531)	5,520
Long-term incentive compensation-related dividends and interest	(997)	(128)	(136)	(147)	(1,631)	(1,408)	(2,011)
Loss on sale of software technology investment	—	—	—	—	2,733	—	3,733
Other	—	—	—	—	—	—	47
Adjusted Net Revenues	$817,457	$726,709	$714,566	$657,884	$696,418	$2,916,615	$2,925,604

Operating Income, GAAP basis	$268,283	$202,783	$184,220	$168,151	$199,359	$823,437	$825,314
Exclude:
Impact of adoption of revenue recognition standard ASC 606	—	—	—	—	—	—	35,156
Real estate charges	2,623	—	—	—	670	2,623	7,160
Long-term incentive compensation-related items	66	517	277	357	243	1,217	3,064
CEO's EQH award compensation	217	217	227	465	—	1,125	—
Loss on sale of software technology investment	—	—	—	—	2,733	—	3,733
Acquisition-related expenses	3,459	556	2,718	—	1,924	6,734	1,924
Contingent payment arrangements	(3,051)	—	—	—	(2,429)	(3,051)	(2,429)
Other	—	—	—	—	—	—	47
Sub-total of non-GAAP adjustments	3,314	1,290	3,222	822	3,141	8,648	48,655
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	7,623	4,145	7,757	10,116	(1,727)	29,641	21,910
Adjusted Operating Income	$263,974	$199,928	$179,685	$158,857	$204,227	$802,444	$852,059

Operating Margin, GAAP basis excl. non-controlling interests	26.4%	22.6%	20.6%	19.9%	25.0%	22.6%	23.9%

Adjusted Operating Margin	32.3%	27.5%	25.1%	24.1%	29.3%	27.5%	29.1%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended					Twelve Months Ended
($ Thousands except per Unit amounts, unaudited)	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018	2019	2018
Net Income - Diluted, GAAP basis	$80,041	$59,845	$52,293	$46,465	$59,951	$238,642	$242,844
Impact on net income of AB non-GAAP adjustments	1,234	512	1,234	462	1,000	3,441	16,856
Adjusted Net Income - Diluted	$81,275	$60,357	$53,527	$46,927	$60,951	$242,083	$259,700

Diluted Net Income per Holding Unit, GAAP basis	$0.84	$0.62	$0.54	$0.49	$0.63	$2.49	$2.50
Impact of AB non-GAAP adjustments	0.01	0.01	0.02	—	0.01	0.03	0.17
Adjusted Diluted Net Income per Holding Unit	$0.85	$0.63	$0.56	$0.49	$0.64	$2.52	$2.67

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

On January 1, 2018, as a result of our adoption of ASC 606, we recorded a cumulative effect adjustment, net of tax, of $35.0 million to partners’ capital in the consolidated statement of financial condition. This amount represents carried interest distributions of $77.9 million previously received, net of revenue sharing payments to investment team members of $42.7 million, with respect to which it is probable that significant reversal will not occur. These amounts were included in adjusted net revenues and adjusted operating income in the first quarter of 2018.

Lastly, during 2017 we excluded a realized gain of $4.6 million on the exchange of software technology for an ownership stake in a third party provider of financial market data and trading tools. During 2018, we decreased our valuation of this investment by $3.7 million.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) acquisition-related expenses, (3) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (4) our CEO's EQH award compensation, as discussed below, (5) the impact of consolidated company-sponsored investment funds, (6) the loss on the sale of a software technology investment, (7) adjustments to contingent payment arrangements, and (8) the revenues and expenses associated with the implementation of ASC 606 discussed above.

Real estate charges (credits) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. During 2019, these expenses included an intangible asset impairment charge of $3.1 million relating to our 2016 acquisition.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered

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to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein (“CEO”) equity awards in connection with EQH's IPO and Mr. Bernstein's membership on the EQH Management Committee. Mr. Bernstein may receive additional equity or cash compensation from EQH in the future related to his service on the Management Committee. Any awards granted to Mr. Bernstein by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

The loss on the sale of a software technology investment has been excluded due to its non-recurring nature and because it is not part of our core operating results.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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